Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

BLUE COAT SYSTEMS, INC.,

RIGA CORP.,

OSITIS SOFTWARE, INC.,

Vilis Ositis

and

Liana Abele

Dated as of October 28, 2003

i

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Stockholder Certificate
Exhibit C	Form of Stock Escrow Agreement
Exhibit C-1	Form of Cash Escrow Agreement
Exhibit D	Form of FIRPTA Notification Letter
Exhibit E	Form of FIRPTA Notice to IRS

Schedule 7.02(c)	Schedule of Approvals
Schedule 7.02(l)	Schedule of Company Employees to Be Employed at Closing
Schedule 7.02(n)	Schedule of Company Agreements to Amend

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 28, 2003 (this “Agreement”), among BLUE COAT SYSTEMS, INC., a Delaware corporation (“Parent”), RIGA CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), OSITIS SOFTWARE, INC., a California corporation (the “Company”), Vilis Ositis (“Ositis”) and Liana Abele (“Abele”).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the California Corporations Code (“CCC”), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Ositis and Abele own such number of shares of common stock, $0.001 par value, of the Company (the “Company Common Stock” or the “Company Stock”) as is set forth in Section 3.04 of the Company Disclosure Schedule (as defined in Article III) (Ositis and Abele being referred to herein as the “Principal Stockholders”);

WHEREAS, pursuant to the Merger, each outstanding share of Company Stock shall be converted into the right to receive (i) shares of Parent’s authorized common stock, par value $.0001 per share (“Parent Common Stock”), and (ii) cash (“Cash”), at the rates determined in this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, each of the Principal Stockholders is entering into a voting agreement with Parent (a “Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A;

WHEREAS, as a condition to Parent’s consummation of the Merger, each of the stockholders of the Company (the “Company Stockholders”) is executing and delivering to

Parent a Stockholder Certificate in the form attached hereto as Exhibit B (a “Stockholder Certificate”);

WHEREAS, a portion of the Parent Common Stock and Cash otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreements (as defined in Section 2.02(b));

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Ositis is entering into an Employment Agreement and a Non-Competition Agreement (each as defined in Section 6.04(b)); and

WHEREAS, certain terms used in this Agreement are defined in Section 10.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, Ositis and Abele hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CCC, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL and the CCC. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL and the CCC.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.07)) shall be converted into the right to receive (x) such number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 2.01(b)) and (y) such amount of Cash equal to the Common Cash Exchange Ratio (as defined in Section 2.01(b)); and

(ii) each share of Company Stock (or any other capital stock) held in the treasury of the Company and each share of Company Stock (or any other capital stock) owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) As used in this Agreement, the following terms have the following meanings:

(i) “Aggregate Merger Consideration” means the sum of the Stock Merger Consideration and the Cash Merger Consideration.

(ii) “Cash Merger Consideration” means $800,000, increased or decreased, as the case may be, pursuant to Section 2.08(b).

(iii) “Common Exchange Ratio” means the quotient (calculated to five decimal places) obtained by dividing (x) the Stock Merger Consideration by (y) the Fully Diluted Common Shares Amount.

(iv) “Common Cash Exchange Ratio” means the quotient (calculated to five decimal places) obtained by dividing (x) the Cash Merger Consideration by (y) the Fully Diluted Common Shares Amount.

(v) “Escrow Amount” means (x) the number of Parent Shares (rounded up to the next whole number) determined by multiplying the Stock Merger Consideration by 0.20 (the “Escrow Shares”) and (y) the amount of Cash (rounded up to the nearest dollar) determined by multiplying the Cash Merger Consideration by 0.20 (the “Escrow Cash”); provided, however, that in no event shall the Escrow Amount include any Parent Shares or Cash distributed to the previous holders of Company Common Stock pursuant to Section 2.08(e).

(vi) “Fully Diluted Common Shares Amount” means a number of shares of Company Common Stock equal to the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock issuable upon exercise, conversion and/or exchange of all securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Common Stock (or other capital stock of the Company), including, without limitation, (i) the Company Options (as defined in Section 2.04 below), whether or not exercisable and whether or not vested or contingent; provided, however, that the Company Options shall be included in this Section 2.01(b)(vi) only if and to the extent such Company Options are assumed by Parent or the Merger Sub in the Merger, and (ii) the Company Warrants (as defined in Section 2.04 below), whether or not exercisable and whether or not vested or contingent; provided, however, that only such Company Warrants pursuant to which the exercise price per one share of Company Common Stock is less than $0.20 shall be included in this Section 2.01(b)(vi).

(vii) “Stock Amount” means $2,324,000, increased or decreased, as the case may be, pursuant to Section 2.08(b).

(viii) “Stock Merger Consideration” means that number of shares of Parent Common Stock (the “Parent Shares”) equal to the quotient obtained by dividing (x) the Stock Amount by (y) $8.00, with any resulting fraction rounded up or down to the nearest whole share (with 0.5 being rounded up).

(c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Stock Merger Consideration, the Common Exchange Ratio and the Escrow Amount shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Procedures. From and after the Effective Time, a bank or trust company to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Shares for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive the applicable Parent Shares pursuant to Section 2.01. As promptly as practicable after the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Parent Shares less the Escrow Shares and less any Parent Shares that comprise part of the Deferred Payment (as defined in Section 2.09), and Parent and the Exchange Agent shall, as promptly as practicable, mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and instructions for use in surrendering such Company Share Certificates and receiving the applicable Parent Shares pursuant to Section 2.01.

Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor (x) a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.01 (and dividends or other distributions pursuant to Section 2.02(c), if any) (in the case of Ositis, less the Escrow Shares and less any Parent Shares that comprise part of the Deferred Payment) and (y) that portion of the Cash Merger Consideration to which such holder is entitled pursuant to Section 2.01 (in the case of Ositis, less the Escrow Cash and less any Cash that comprises part of the Deferred Payment); and

(ii) the Company Share Certificates so surrendered shall forthwith be cancelled.

Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to dissenters rights under the CCC and Section 2.07, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Shares and Cash with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

(b) Escrow Fund. Prior to or simultaneously with the Closing, Ositis and Parent shall enter into a Stock Escrow Agreement and a Cash Escrow Agreement (together,

the “Escrow Agreements”) with an escrow agent selected by Parent and reasonably acceptable to Ositis (the “Escrow Agent”) substantially in the forms of Exhibit C and Exhibit C-1 hereto. Pursuant to the terms of the Escrow Agreements, Parent shall deposit (i) one or more certificates in the name of the Escrow Agent representing the Escrow Shares into an escrow account and (ii) the Escrow Cash into an escrow account, which account or accounts are to be managed by the Escrow Agent (the escrow accounts collectively referred to as the “Escrow Account”). Any Escrow Shares and Escrow Cash in the Escrow Account are referred to herein as the “Escrow Fund”. The deposit of the Escrow Shares and Escrow Cash in the Escrow Account will occur at such times and in such amounts as is set forth in the second paragraph of this Section 2.02(b) and in the Escrow Agreements. In connection with such deposits of the Escrow Shares and Escrow Cash with the Escrow Agent and as of the time of each such deposit, Ositis will be deemed to have received and deposited with the Escrow Agent such Escrow Shares and Escrow Cash (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares comprising part of the Escrow Fund) without any act of Ositis. Distributions of any Escrow Shares or Escrow Cash from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreements. The approval of this Agreement and the Merger by Ositis shall constitute approval of the Escrow Agreements and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares and Escrow Cash in escrow. No portion of the Escrow Fund shall be contributed in respect of any Company Option (as defined in Section 2.04(a)) or any warrant or other security exercisable or convertible into Company Stock.

The Escrow Shares and Escrow Cash shall consist exclusively of Parent Shares and Cash otherwise payable to Ositis pursuant to Section 2.09. The Escrow Shares and Escrow Cash shall be deposited in the Escrow Fund in three equal installments on each of the days that are six months, nine months and twelve months following the Closing Date, and shall consist exclusively of Parent Shares and Cash that, on the date set for such deposit, constitute part of the Deferred Payment that is otherwise payable by Parent to Ositis pursuant to Section 2.09; provided, however, that any such deposit shall be made only if Ositis remains employed by Parent or any of its direct or indirect wholly owned subsidiaries on the date set for such deposit or otherwise receives payment of the applicable portion of the Deferred Payment; and provided further that if Ositis receives any portion of the Deferred Payment prior to the days that are six months, nine months and twelve months following the Closing Date, then, upon any such receipt, the portion of the Deferred Payment received by Ositis that constitutes Escrow Shares and Escrow Cash shall be deposited immediately into the Escrow Fund.

(c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02 (at which time such holder shall be entitled to receive all such dividends or other distributions).

(d) No Further Rights in Company Stock. The Parent Shares and Cash issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).

(f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

(g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(h) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue and deliver in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Cash to which such person is entitled pursuant to the provisions of this Article II.

(i) Return of Parent Shares. Promptly following the end of the fifth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Cash without any interest thereon.

SECTION 2.03 Stock Transfer Books. Commencing on the date hereof, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company other than as required to comply with the terms of this Agreement and except as set forth on the Company Disclosure Schedule. From and after the Effective Time, each holder of a Company Share Certificate shall cease to have any rights as a stockholder of the Company, except as otherwise provided in this Agreement or by Law.

SECTION 2.04 Company Stock Options; Company Warrants.

(a) Immediately following the Effective Time, all options to purchase Common Stock issued by the Company pursuant to the Stock Plan (as defined in Section 3.04(b)) or otherwise, whether vested or unvested and whether exercisable or unexercisable (each a “Company Option”) shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be cancelled. Neither Parent nor Merger Sub shall assume any of the Company Options in connection with the transactions contemplated by this Agreement.

(b) At the Effective Time, each warrant to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time (each a “Company Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall be converted into a warrant to acquire Cash and shares of Parent Common Stock in accordance with its terms. Each Company Warrant so converted shall continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Effective Time, except that (i) such Company Warrant shall be exercisable (or become exercisable in accordance with its terms) for (x) that amount of Cash equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Common Cash Exchange Ratio and (y) that number of whole shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the exercise price per share of Company Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Common Exchange Ratio (with such new exercise price rounded up to the nearest whole cent). All Company Warrants issued and outstanding as of the date of this Agreement are listed on Schedule 3.04 of the Company Disclosure Schedule. An updated Schedule 3.04 of Company Warrants shall be delivered by the Company to Parent on the Closing Date.

SECTION 2.05 Reserved.

SECTION 2.06 Securities Laws Issues. Parent shall issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the State of California and other applicable state securities laws. Parent and the Company shall comply with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Parent Common Stock pursuant to this Agreement. Such shares of Parent Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

SECTION 2.07 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected dissenters rights for such shares of Company Stock in accordance with the CCC (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Shares and Cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the CCC, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their dissenters rights under the CCC. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the CCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c), if any) and Cash, without any interest thereon, upon the surrender, in the manner provided in Section 2.02 (including, with respect to Ositis, the provisions for both the Escrow Shares and any Parent Shares and Cash comprising part of the Deferred Payment), of the corresponding Company Share Certificate.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the CCC and received by the Company and (ii) after the Effective Time, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.08 Determination of Company Net Working Capital, Transaction Expenses and Debt.

(a) Pre-Closing Company Certificate. No later than three business days and no earlier than five business days prior to the Closing Date, the Company shall prepare a certificate (the “Pre-Closing Company Certificate”) that contains: (i) an estimated balance sheet of the Company (the “Closing Balance Sheet”) as of the Closing Date, (ii) a calculation of the estimated Company Net Working Capital (as defined below in this Section 2.08) as of the

Closing Date, (iii) an estimate of the Company Transaction Expenses (as defined below in this Section 2.08) as of the Closing Date and (iv) an estimate of the Company Debt (as defined below in this Section 2.08) as of the Closing Date. The Company shall deliver the Pre-Closing Company Certificate to Parent no later than three business days prior to the Closing Date. Following receipt of the Pre-Closing Company Certificate, Parent shall have the right to review the Pre-Closing Company Certificate. No later than one business day prior to the Closing Date, the Company shall deliver to Parent a final certificate (the “Closing Company Certificate”) identical to the Pre-Closing Company Certificate; provided, however, that the Closing Company Certificate shall include any revisions that are mutually agreed upon by Parent and the Company. To the extent a dispute arises regarding the Company Net Working Capital or Company Debt, such dispute shall be submitted to such internationally recognized firm of independent public accountants mutually agreeable to Parent and the Company (the “Independent Auditors”) for resolution within three days. The Closing Balance Sheet and the calculation of Company Net Working Capital, Company Transaction Expenses and Company Debt (x) shall be prepared in accordance with U.S. GAAP applied on a consistent basis with those used in preparing the Annual Financial Statements and Interim Financial Statements (as defined in Section 3.08) and (y) shall include the same line items as the Reference Balance Sheet (as defined in Section 3.08).

(b) Adjustment at Closing to the Stock Amount and the Cash Merger Consideration.

(i) Company Net Working Capital Adjustments. If and to the extent the Company Net Working Capital as shown in the Closing Company Certificate is not negative $595,000 (the “Threshold Net Working Capital”), the Stock Amount and the Cash Merger Consideration shall collectively be (i) reduced by $1 for every $1 the Company Net Working Capital is less than the Threshold Net Working Capital; and (ii) increased by $1 for every $1 that the Company Net Working Capital is greater than the Threshold Net Working Capital (both (i) and (ii), the “Closing Net Working Capital Adjustment”). Seventy-five percent (75%) of any such Closing Net Working Capital Adjustment shall be effected by reducing or increasing (as applicable) the Stock Amount, and twenty-five percent (25%) of any such Closing Net Working Capital Adjustment shall be effected by reducing or increasing (as applicable) the Cash Merger Consideration.

(ii) Company Transaction Expenses Adjustments. If and to the extent the Company Transaction Expenses as shown in the Closing Company Certificate are not $350,000 (the “Threshold Transaction Expenses”), the Stock Amount and the Cash Merger Consideration shall collectively be (i) reduced by $1 for every $1 the Company Transaction Expenses exceed the Threshold Transaction Expenses (the “Closing Expense Deduction”); and (ii) increased by $1 for every $1 that the Company Transaction Expenses are less than the Threshold Transaction Expenses (the “Closing Expense Addition”). Seventy-five percent (75%) of any such Closing Expense Deduction or Closing Expense Addition shall be effected by reducing or increasing (as applicable) the Stock Amount, and twenty-five percent (25%) of any such Closing Expense Deduction or Closing Expense Addition shall be effected by reducing or increasing (as applicable) the Cash Merger Consideration.

(iii) Company Debt Adjustments. If and to the extent the Company Debt as shown in the Closing Company Certificate is not $1,150,000 (the “Threshold

Debt”), the Stock Amount and the Cash Merger Consideration shall collectively be (i) reduced by $1 for every $1 the Company Debt exceeds the Threshold Debt (the “Closing Debt Deduction”); and (ii) increased by $1 for every $1 that the Company Debt is less than the Threshold Debt (the “Closing Debt Addition”). Seventy-five percent (75%) of any such Closing Debt Deduction or Closing Debt Addition shall be effected by reducing or increasing (as applicable) the Stock Amount, and twenty-five percent (25%) of any such Closing Debt Deduction or Closing Debt Addition shall be effected by reducing or increasing (as applicable) the Cash Merger Consideration.

(a) Post-Closing Review; Preparation of Post-Closing Certificate. As soon as practicable, but in no event later than 90 days following the Closing Date, Parent shall prepare a certificate that sets forth the Company Net Working Capital, Company Transaction Expenses and Company Debt as of the Closing Date (the “Post-Closing Certificate”).

(b) Review of Post-Closing Certificate. Parent shall deliver a copy of the Post-Closing Certificate to Ositis promptly after it has been prepared. After receipt of the Post-Closing Certificate, Ositis shall have 60 days to review the Post-Closing Certificate. Unless Ositis delivers written notice to Parent on or prior to the 60th day after receipt of the Post-Closing Certificate stating that he has objections to the Post-Closing Certificate (and setting forth in reasonable detail his calculation of disputed items), Ositis shall be deemed to have accepted and agreed to the Post-Closing Certificate. If Ositis so notifies Parent of his objections to the Post-Closing Certificate, the parties shall, within 45 days (or such longer period as the parties may mutually agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any resolution by them as to any disputed amounts that are communicated in writing to the Escrow Agent jointly by the parties shall be final, binding and conclusive.

Any amounts remaining in dispute at the conclusion of the Resolution Period (the “Unresolved Items”) shall be submitted for resolution to the Independent Auditors within ten days after the expiration of the Resolution Period. The Independent Auditors’ resolution of the Unresolved Items shall be made within 45 days of the submission of the Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and Ositis and shall be final, binding and conclusive, absent fraud or manifest error. The term “Adjusted Amounts,” as used in this Agreement, shall mean the definitive Company Net Working Capital, Company Transaction Expenses and Company Debt agreed to in writing (or deemed agreed to) by Parent and Ositis or, if Unresolved Items are submitted to the Independent Auditors, such definitive Company Net Working Capital, Company Transaction Expenses and Company Debt, as adjusted to reflect the determination of the Independent Auditors.

(c) Post-Closing Adjustment to the Stock Amount and the Cash Merger Consideration.

(i) Post-Closing Company Net Working Capital Adjustments. If the Company Net Working Capital as shown in the Adjusted Amount is less than the Company Net Working Capital as shown in the Closing Company Certificate (the difference in amountsreferred to as the “Company Net Working Capital Shortfall”), then Parent shall deliver written notice to the Escrow Agent and Ositis specifying the amount of the Company Net Working Capital Shortfall, and the Escrow Agent shall, in accordance with the terms of the Escrow

Agreements, deliver to Parent out of the Escrow Fund (as defined in Section 2.02(b)) the amount of Cash and Parent Shares (in accordance with the provisions of the Escrow Agreements) equal to the amount of such Company Net Working Capital Shortfall. If the Company Net Working Capital as shown in the Adjusted Amount is greater than the Company Net Working Capital as shown in the Closing Company Certificate (the difference in amounts referred to as the “Company Net Working Capital Excess”), then Parent shall promptly, but in no event later than ten (10) days following the determination of the Company Net Working Capital Excess, deliver written notice to Ositis specifying the amount of such Company Net Working Capital Excess and Parent shall deliver, together with such notice, such Company Net Working Capital Excess, in the form of Parent Shares and Cash, to the previous holders of Company Common Stock. The delivery by Parent of Parent Shares and Cash pursuant to the immediately preceding sentence shall be effected such that the Parent Shares (with each such Parent Share valued at $8.00 for purposes of such calculation) shall comprise seventy-five percent (75%) of the amount of such Company Net Working Capital Excess, and Cash shall comprise twenty-five percent (25%) of the amount of such Company Net Working Capital Excess. No such Parent Shares or Cash shall be added to the Escrow Account or made subject to Section 2.09.

(ii) Post-Closing Company Transaction Expenses Adjustments. If the Company Transaction Expenses as shown in the Adjusted Amount are less than the Company Transaction Expenses as shown in the Closing Company Certificate (the difference in amounts referred to as the “Company Transaction Expenses Shortfall”), then Parent shall promptly, but in no event later than ten (10) days following the determination of the Company Transaction Expenses Shortfall, deliver written notice to Ositis specifying the amount of the Company Transaction Expenses Shortfall, and Parent shall deliver, together with such notice, such Company Transaction Expenses Shortfall, in the form of Parent Shares and Cash, to the previous holders of Company Common Stock. The delivery by Parent of Parent Shares and Cash pursuant to the immediately preceding sentence shall be effected such that the Parent Shares (with each such Parent Share valued at $8.00 for purposes of such calculation) shall comprise seventy-five percent (75%) of the amount of such Company Transaction Expenses Shortfall, and Cash shall comprise twenty-five percent (25%) of the amount of such Company Transaction Expenses Shortfall. No such Parent Shares or Cash shall be added to the Escrow Account or made subject to Section 2.09. If the Company Transaction Expenses as shown in the Adjusted Amount are greater than the Company Transaction Expenses as shown in the Closing Company Certificate (the difference in amounts referred to as the “Company Transaction Expenses Excess”), then Parent shall deliver written notice to the Escrow Agent and Ositis specifying the amount of such Company Transaction Expenses Excess and the Escrow Agent shall, in accordance with the terms of the Escrow Agreements, deliver to Parent out of the Escrow Fund (as defined in Section 2.02(b)) the amount of Cash and Parent Shares (in accordance with the provisions of the Escrow Agreements) equal to the amount of such Company Transaction Expenses Excess.

(iii) Post-Closing Company Debt Adjustments. If the Company Debt as shown in the Adjusted Amount is less than the Company Debt as shown in the Closing Company Certificate (the difference in amounts referred to as the “Company Debt Shortfall”), then Parent shall promptly, but in no event later than ten (10) days following the determination of the Company Debt Shortfall, deliver written notice to Ositis specifying the amount of the Company Debt Shortfall, and Parent shall deliver, together with such notice, such Company Debt

Shortfall, in the form of Parent Shares and Cash, to the previous holders of Company Common Stock. The delivery by Parent of Parent Shares and Cash pursuant to the immediately preceding sentence shall be effected such that the Parent Shares (with each such Parent Share valued at $8.00 for purposes of such calculation) shall comprise seventy-five percent (75%) of the amount of such Company Debt Shortfall, and Cash shall comprise twenty-five percent (25%) of the amount of such Company Debt Shortfall. No such Parent Shares or Cash shall be added to the Escrow Account or made subject to Section 2.09. If the Company Debt as shown in the Adjusted Amount is greater than the Company Debt as shown in the Closing Company Certificate (the difference in amounts referred to as the “Company Debt Excess”), then Parent shall deliver written notice to the Escrow Agent and Ositis specifying the amount of such Company Debt Excess and the Escrow Agent shall, in accordance with the terms of the Escrow Agreements, deliver to Parent out of the Escrow Fund (as defined in Section 2.02(b)) the amount of Cash and Parent Shares (in accordance with the provisions of the Escrow Agreements) equal to the amount of such Company Debt Excess.

(iv) In the event that a delivery to Parent out of the Escrow Fund in connection with a Company Net Working Capital Shortfall, Company Transaction Expenses Excess or Company Debt Excess cannot be made in full due to an insufficiency in the Escrow Amount at such time, such delivery will be made (to the maximum extent possible) immediately upon the contribution to the Escrow Fund of additional Escrow Shares and Escrow Cash by Ositis pursuant to the provisions of Section 2.02(b), Section 2.09 and the Escrow Agreements. For avoidance of doubt, the parties acknowledge the necessity of the immediately preceding sentence as a result of the possibility that contributions to the Escrow Fund by Ositis (including the initial contribution to the Escrow Fund) may be made subsequent to the determination of the Adjusted Amounts.

(f) Cooperation of Parties. During the calculation of Company Net Working Capital, Company Transaction Expenses and Company Debt prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of the Company, Merger Sub or Parent, whether then-employed by the Company or Parent, as the case may be, to the extent such materials or persons are within their possession or control and the parties shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g) Independent Auditors. In acting under this Section 2.08, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter and to provide all reasonable assistance to the Independent Auditors in furtherance of the provisions set forth herein. All fees and expenses relating to the work, if any, to be performed by the Independent Auditors (the “Independent Auditors’ Fees”) shall be borne pro rata by Parent and Ositis in proportion to the allocation of the dollar amount of the Unresolved Items made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the feesand expenses. All amounts payable by Ositis pursuant to this Section 2.08(g) in excess of $50,000 shall be paid out of the Escrow Fund. Notwithstanding anything to the contrary herein, in no event shall any amounts payable by Ositis exceed $50,000 and amounts available out of the Escrow Fund.

(h) Definitions. As used in this Agreement, the following terms have the following meanings:

(i) Company Net Working Capital means (x) the sum of accounts receivables, prepaid expenses, inventory and cash, cash equivalents and short term investments less (y) the sum of accounts payable and accrued expenses, excluding any Company Transaction Expenses; provided, however, that any accounts receivable and any accrual for amounts due pursuant to the Co-Branded Software Agreement between Ositis Software, Inc. and Starband Communications Inc., dated January 4, 2001, as amended, shall not be included in the calculation of Company Net Working Capital.

(ii) Company Transaction Expenses means the fees of Advisor (as defined in Section 3.22) and of Cooley Godward LLP incurred in connection with the Merger.

(iii) Company Debt means the dollar amount of the Company’s short-term and long-term debt for borrowed money, including but not limited to equipment lease loans, bank debt and notes payable to the Principal Stockholders but excluding any operating leases.

SECTION 2.09 Deferred Payment.

(a) Eighty percent (80%) of the total amount of the Cash Merger Consideration and eighty percent (80%) of the total amount of the Stock Merger Consideration payable to Ositis (the “Founding Stockholder”) (other than any Parent Shares or Cash payable to the Founding Stockholder pursuant to Section 2.08(e)) shall not be paid to the Founding Stockholder pursuant to Section 2.02 but shall be deferred and paid to the Founding Stockholder pursuant to the terms of subclause (b) below and subclause (c) below (the “Deferred Payment”). Notwithstanding anything herein to the contrary, the Deferred Payment shall be subject to the escrow provisions of Section 2.02(b) and a portion thereof shall constitute the Escrow Fund as set forth in Section 2.02(b) and the Escrow Agreements.

(b) Provided that the Founding Stockholder remains employed by Parent or any of its direct or indirect wholly owned subsidiaries, one-third of the Deferred Payment (less any contributions to be made to the Escrow Fund by the Founding Stockholder pursuant to Section 2.02(b)) shall be paid to the Founding Stockholder by Parent six months following the Closing Date and the remaining portion of the Deferred Payment shall be paid by Parent to the Founding Stockholder in two equal installments (at each installment, less any contributions to be made to the Escrow Fund by the Founding Stockholder pursuant to Section 2.02(b)) every three months thereafter until fully paid on the first anniversary of the Closing Date. Each such payment shall consist of the same proportion of Parent Shares and Cash as is represented by the proportions that Stock Merger Consideration and Cash Merger Consideration represent of Aggregate Merger Consideration (with each such Parent Share valued at $8.00 for purposes of such calculation). Should Parent terminate Founding Stockholder’s employment without Cause, should Founding Stockholder resign his employment due to Good Reason, or should Founding Stockholder’s employment cease due to death or Permanent Disability, then all unpaid portions of the Deferred Payment shall (subject to Section 2.02(b)) immediately be paid to the Founding Stockholder. Should Founding Stockholder’s employment terminate due to termination by the Company with Cause or voluntary resignation not for Good Reason, then all unpaid portions of the Deferred Payment shall immediately be forfeited and no additional amounts shall thereafter become payable to the Founding Stockholder under this Section 2.09. For purposes of this Section 2.09, “Cause” shall mean: an intentional unauthorized use or disclosure by the Founding Stockholder of Parent’s confidential information or trade secrets; a material failure by the Founding Stockholder to comply with Parent’s written policies or rules, provided that the Founding Stockholder is given written notice of his failure to comply and a reasonable opportunity to cure such failure; the Founding Stockholder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or the Founding Stockholder’s gross misconduct. The Founding Stockholder’s death or Permanent Disability shall not constitute Cause. For purposes of this Section 2.09, “Good Reason” shall mean: (i) a significant reduction of the Founding Stockholder’s duties, position or responsibilities, or the removal of the Founding Stockholder from such position and responsibilities at Parent, unless Founding Stockholder is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status), provided that in the case of a reduction in duties, position or responsibilities Parent is given written notice of such reduction and a reasonable opportunity to cure; (ii) a significant cumulative reduction in either Base Salary or target bonus during any twelve (12) month period of at least fifteen percent (15%) by Parent, provided that in the event the base salary or target bonus (whichever is applicable) of all senior management are similarly reduced, such significant reduction will not constitute Good Reason; (iii) the relocation of the Founding Stockholder to a facility more than thirty (30) miles from Parent’s offices in Sunnyvale, California or (iv) Parent’s filing of a bankruptcy petition or an assignment for the benefit of creditors is made concerning Parent’s assets. For purposes of this Section 2.09, “Permanent Disability” shall mean the Founding Stockholder’s inability to perform the essential functions of the Founding Stockholder’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(c) The Deferred Payment constitutes payment for the Company Common Stock held by the Founding Stockholder upon Closing of the Merger. In the event that a portion of the Deferred Payment is not paid pursuant to subclause (b), the parties hereto agree to report such reduction as a purchase price reduction for all relevant purposes.

(d) For avoidance of doubt, all portions of the Deferred Payment comprising Escrow Shares or Escrow Cash shall be deposited into the Escrow Account in accordance with Section 2.02(b) and the Escrow Agreement.

SECTION 2.10 Employee Bonuses and other Payments.

(a) For purposes of this Section 2.10, a Company employee who accepts employment with Parent or any of its direct or indirect wholly owned subsidiaries and who is not designated by Parent as a transition employee shall be referred to as an “Eligible Employee.” Parent agrees to grant to all Eligible Employees in the aggregate cash bonuses in an aggregate amount of $200,000 and to award stock bonuses for 72,625 shares of the Company’s Common Stock (the “2.10 Award”). Allocations of cash and stock pursuant to the 2.10 Award shall be made among Eligible Employees in amounts similar to the allocations set forth on a written summary previously provided by Parent to the Company. Eligible Employees will not have to pay for the stock bonus awards under this Section 2.10. Each Eligible Employee receiving cash and stock bonus awards pursuant to the foregoing sentence will vest in the 2.10 Award provided the Eligible Employees remain employed by Parent or any of its direct or indirect wholly owned subsidiaries over the twelve month period from the Closing. Each Eligible Employee who remains employed with Parent or any of its direct or indirect wholly owned subsidiaries will receive ¼ of the cash and ¼ of the stock bonus awards allocated to such individual immediately upon each successive three month anniversary of the Closing beginning with the first installment on the three month anniversary of the Closing; provided in each case that he is still employed by Parent or any of its direct or indirect wholly owned subsidiaries on the applicable grant date. The stock bonus awards will be granted under and subject to the terms and conditions applicable to shares awarded under Parent’s 2000 Stock Incentive Plan (the “Plan”), as described in the Plan and the stock bonus agreement.

(b) If an Eligible Employee’s employment is terminated by Parent due to a layoff, restructuring, relocation or reorganization and not for Cause, then such employee will immediately receive a full distribution of the remaining unpaid cash and stock bonus awards allocated to him. If an Eligible Employee’s employment is terminated by Parent for any other reason but not for Cause, then such employee will immediately receive a distribution of the remaining unpaid cash and stock bonus awards that would have been distributed to him had he remained employed through the next three-month vesting date. If an Eligible Employee’s employment ceases due to voluntary resignation or termination for Cause, then such employee will immediately forfeit the remaining unpaid cash and stock bonus awards allocated to him. Amounts of cash and stock bonus awards forfeited by an Eligible Employee pursuant to this subsection 2.10(b) shall be referred to as “Forfeitures.”

(c) Forfeitures shall be allocated to all remaining Eligible Employees who are still employed by Parent on the 12 month anniversary of the Closing pro rata in accordance with each such Eligible Employee’s portion of the aggregate 2.10 Awards originally allocated to such Eligible Employees. However, if at any time prior to the twelve month anniversary of the Closing, the number of Eligible Employees falls to ten, then on the first date that the number of Eligible Employees has fallen to ten, then any Forfeitures shall be allocated to those ten Eligible Employees pro rata in accordance with each such Eligible Employee’s portion of the aggregate 2.10 Awards originally allocated to such Eligible Employee, and such Forfeitures shall be distributed to such Eligible Employees as soon as practicable thereafter.

(d) Solely for purposes of this Section 2.10, “Cause” means: (i) an unauthorized use or disclosure of Parent’s confidential information or trade secrets, (ii) a material failure to comply with Parent’s written policies or rules, (iii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or (iv) gross misconduct.

(e) Company employees who are not Eligible Employees shall be allocated severance payments and retention bonuses in cash in an amount similar to the amounts set forth on a written summary previously provided by Parent to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section hereof where it is reasonably apparent, upon a reading of such disclosure, that the disclosure would also qualify or apply to such other section.

SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company and its Subsidiaries in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company; provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or could reasonably be expected to be, a Company Material Adverse Effect: any events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (a) any changes in general economic or business conditions that do not materially disproportionately impact the Company, (b) any changes or events affecting the industry in which the Company operates that do not materially disproportionately impact the Company or (c) the announcement or pendency of the Merger.

SECTION 3.02 Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Articles of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The corporate minute books, stock certificate books and stock registers of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3.03 Subsidiaries.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the name of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and otherwise use the assets and properties owned and used by it. The Company has delivered to the Parent complete and accurate copies of the charter, Bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary are held of record or owned beneficially by either the Company or another Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien or call right. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary. There are no contractual obligations of the Company to make any equity investment in, or loan or capital contribution to, any other person.

SECTION 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock. As of the date hereof, (i) 20,007,335 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) 1,767,993 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date hereof, the outstanding shares of Company Common Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by the Company and to which any of such shares is subject.

(b) The Company has reserved 5,000,000 shares of Company Common Stock for issuance under the Company’s 2000 Stock Option/Stock Issuance Plan (the “Stock Plan”) of which options to purchase 1,767,993 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock subject to such Company Option; (iii) the date on which such Company Option was granted; (iv) the vesting schedule and vesting commencement date for such Company Option; and (v) the current employee or independent contractor status of the holder of such Company Option. The cancellation of Company Options in accordance with Section 2.06 hereunder and the failure by Parent to assume any Company Options will not constitute a breach of the Stock Plan or of any agreement entered into pursuant to such plan. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.

(c) The Company has reserved 177,643 shares of Company Common Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.04(c) of the Company Disclosure Schedule sets forth, with respect to each Company Warrant issued to any person: (i) the name of the holder of such Company Warrant; (ii) the total number and type of shares of Company Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Stock purchasable under such Company Warrant; (iv) the vesting schedule, if applicable, for such Company Warrant; and (v) the term of such Company Warrant.

(d) Except as described in Section 3.04(b) above or as set forth in Sections 3.04(b) and 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws, and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(g) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. Except for the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.

(h) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

SECTION 3.05 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this

Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL and the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 3.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, except in the case of clause (ii), where such conflict or violation could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the filing and recordation of appropriate merger documents as required by the DGCL and CCC, and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.07 Permits; Compliance.

(a) Each of the Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”), except where the failure of the Company and each Subsidiary to possess such Company Permits could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such material Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any such material Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Company Permit, except for notices or other communications relating to matters that have been cured, waived or otherwise resolved in all material respects.

(b) Neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, or (iii) any Company Permit, except in each case for any conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Financial Statements.

(a) True and complete copies of (i) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2001 and 2002, the related unaudited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2000, and the related audited statement of operations, changes in stockholders’ equity and changes in cash flows for the year then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2003 (the “Reference Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the nine months ended September 30, 2003 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Annual Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by

U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and except that the unaudited statements do not contain footnotes (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) The Company and its Subsidiaries do not have any liabilities of any type required to be reflected in the liabilities column of a balance sheet or the footnotes to financial statements prepared in accordance with U.S. GAAP, except for debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Liabilities”) (i) recorded or reserved against on the Reference Balance Sheet and (ii) incurred since September 30, 2003 in the ordinary course of the business, consistent with past practice. Reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. There are no outstanding warranty claims against the Company.

SECTION 3.09 Absence of Certain Changes or Events. Between September 30, 2003 and the date of this Agreement, except as contemplated by or as disclosed in this Agreement, (a) there has not been any Company Material Adverse Effect and (b) the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in Section 5.01(a) through (bb).

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset owned or used by the Company or any Subsidiary or any person whose liability the Company or any Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Legal Proceeding”) that could reasonably be expected to (i) materially impair the operations of the Company or any Subsidiary as currently conducted, including, without limitation, any claim of infringement of any Company Intellectual Property, (ii) result in losses to the Company or any Subsidiary in excess of $75,000, (iii) impair the ability of the Company or any Subsidiary to perform its obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company or any Subsidiary, the officers or directors thereof in their capacity as such, or any material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither the Company nor any Subsidiary has any plans to initiate any Legal Proceeding against any third party.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and, to the extent not described in the preceding, all bonus, stock option, stock purchase, stock appreciation right, restricted stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements that are legally binding to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary that are legally binding including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a “Plan,” and collectively, the “Plans”).

(b) The Company has furnished Parent with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under Section 401(a) or 401(k) of the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter, if applicable, for each Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. There are no other employee benefit plans, programs, arrangements or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has made an express or implied legally binding commitment (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multi-employer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any

Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Each Plan is subject only to the Laws of the United States or a political subdivision thereof.

(d) None of the Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respect any Plan’s current treatment under any Laws including any Tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide, retiree health, retiree disability, or retiree life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, retiree disability, or retiree life insurance benefits, except to the extent required by statute.

(e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. Each of the Company and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to the knowledge of the Company no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Subsidiary has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

(g) Neither the Company nor any Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

(h) Neither the Company nor any Subsidiary has, since March 1, 2003, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

(i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or in the Company’s or any Subsidiary’s business, and to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of its employees, and neither the Company nor any Subsidiary has experienced any such job action, strike, slowdown or work stoppage within the past three years; (iii) the Company and each Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity; (iv) the Company and each Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor; the Company and each Subsidiary are currently in compliance with all applicable Laws related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such

Governmental Entity all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (v) the Company and each Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vi) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company or any Subsidiary; (vii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (viii) the Company and each Subsidiary are in compliance with all Laws and regulations in all material respects relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Subsidiary; (ix) the Company and each Subsidiary are in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (x) each employee of the Company and each Subsidiary who is located in the United States and is not a United States citizen has all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101, etseq. and similar state laws (“WARN”), and has no liabilities pursuant to WARN.

(j) Section 3.11(j) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company and each Subsidiary as of the date hereof, (ii) in the case of such employees, the position and base compensation each payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(k) To the Company’s knowledge, no employee of or consultant to the Company or any Subsidiary has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following legally binding written or oral contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements being the “Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company or any Subsidiary with payments greater than $50,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company or any Subsidiary, other than any contracts or agreements entered into prior to October 2001 that are terminable for convenience (subject to any applicable notice period) and that, to the Company’s knowledge, are currently inactive;

(iii) all leases and subleases of real property;

(iv) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company or any Subsidiary, including any contracts and agreements in which the Company or any Subsidiary is a guarantor of indebtedness;

(v) all contracts and agreements with any Governmental Entity to which the Company or any Subsidiary is a party;

(vi) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any person or in any geographic area or during any period of time;

(vii) all contracts and agreements between or among the Company or any Subsidiary and any stockholder of the Company or any Subsidiary or any affiliate of such person;

(viii) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company or any Subsidiary;

(ix) all contracts to manufacture for, supply to or distribute to any third party any products or components, that contemplate an exchange of consideration with an aggregate value greater than $50,000;

(x) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company or any Subsidiary, including, without limitation, any restricted stock agreements or escrow agreements;

(xi) all contracts providing for indemnification of any officer, director, employee or agent of the Company or any Subsidiary;

(xii) all contracts related to or regarding the performance of consulting, advisory or other similar services by any third party (other than any such contracts that (i) contemplate an exchange of consideration with an aggregate value less than $1,000 per annum and (ii) where the services performed did not include the development of the Company Intellectual Property (as defined in Section 3.14));

(xiii) all other contracts not otherwise required to be disclosed or specifically excluded from disclosure pursuant to this Section 3.12 that have a term of more than 60 days and that may not be terminated by the Company or any Subsidiary, without penalty, within 30 days after the delivery of a termination notice by the Company or any Subsidiary;

(xiv) any material agreement of the Company or any Subsidiary not otherwise required to be disclosed or specifically excluded from disclosure pursuant to this Section 3.12 that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

(xv) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $50,000; and

(xvi) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts or reseller or distribution agreements entered into in the ordinary course of business.

(b) Each Material Contract (i) is valid and binding on the Company or a Subsidiary, as the case may be, and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) to the knowledge of the Company, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder.

(c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

(d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, resulting in damages of greater than $10,000 (ii) give any entity the right to declare a default, seek damages in an amount greater than $10,000 or exercise any other non-monetary remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity orperformance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

SECTION 3.13 Environmental Matters.

(a) The Company and each Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) holds all material Environmental Permits (as defined below) necessary to conduct the Company’s or each Subsidiary’s business and (iii) is in compliance in all material respects with their respective Environmental Permits.

(b) Neither the Company nor any Subsidiary has released and, to the knowledge of the Company, no other person has released Hazardous Materials (as defined below) in a manner that is not in compliance with Environmental Laws on any real property owned or leased by the Company or any Subsidiary or, during the Company’s or Subsidiary’s ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. Neither the Company nor any Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d) To the knowledge of the Company, none of the real property currently or formerly owned or leased by the Company or any Subsidiary is listed or proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Intellectual Property.

(a) The Company and its Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) that is used in their respective businesses, as presently conducted (and with respect to their respective businesses as previously conducted, each owned or was licensed for all Intellectual Property that was used in such businesses as that time), or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”) except with respect to standard, generally commercially available, “off-the-shelf” third party products that are not part of any previous, current or proposed product, service or Intellectual Property offering of the Company or any Subsidiary. “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, URLs, and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that is used, exercised, or exploited (“Used”) by the Company or any Subsidiary in any business of the Company or any Subsidiary, or that may be necessary to conduct any such business as presently conducted; this term will also include all other Intellectual Property currently owned by or licensed to the Company or any Subsidiary.

(b) Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications owned by the Company or any Subsidiary; all registered trademarks and service marks and trademark and service mark applications owned by the Company or any Subsidiary; and all registered copyrights and mask works owned by the Company or any Subsidiary. All of the foregoing are valid, enforceable and subsisting to the extent such concepts are applicable. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any Subsidiary. Neither the Company nor any Subsidiary is aware of any challenges or questions likely to result in challenges with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person has been assigned, authorized to Use, or granted any lien or encumbrance regarding any Company Intellectual Property; (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Subsidiary has been assigned or authorized to Use, or has incurred or may incur any material obligation in connection with any third party Intellectual Property that has been incorporated or embodied in, or forms all or any part of any current product, service or Intellectual Property offering of the Company or any Subsidiary and (iii) each agreement pursuant to which the Company or a Subsidiary has deposited or is required to deposit with an escrowholder or any other person, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property (“Source Materials”). Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof.

(d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) would result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule by the Company or any Subsidiary; (ii) the loss or expiration of any right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company and its Subsidiaries make all the same representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.

(e) “Open Source Technology” shall mean any technology that requires, as a condition of use, modification and/or distribution, that any software incorporated into, derived from, combined with or distributed with such technology be: (i) made accessible, disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge. None of the Company’s products or services incorporates, combines, comprises, is derived from or is otherwise based upon, in whole or in part, all or any portion of any software code, module, or element that constitute Open Source Technology.

(f) There is, to the knowledge of the Company and its Subsidiaries, no unauthorized Use, material disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

(g) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property owned by the Company or a Subsidiary (or that is subject to confidentiality obligations to a third party) not otherwise disclosed in published patents or patent applications or registered copyrights or other publicly available filed or published documents in connection with applying for, obtaining, or securing IP Rights herein (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. None of the Company or any of its Subsidiaries has disclosed or delivered to any third party (other than an escrow agent), any part of the Source Materials and no Source Materials have been released or delivered by any escrow agent to any third party.

(h) Each current and former employee and contractor of the Company or any Subsidiary who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Independent Contractor Agreement (in the case of a contractor) (which agreements provide valid written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law).

(i) None of the Company or its Subsidiaries has received any communication from a third party alleging or suggesting that or questioning whether the Company or any Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company or any Subsidiary have any reason to expect that any such communication will be forthcoming.

(j) None of the Company or its Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would materially interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with any of their businesses as conducted. To the Company’s knowledge, neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. None of the Company or its Subsidiaries is Using, and it will not be necessary to Use, (i) any Inventions of any of the past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or such Subsidiary or (ii) any confidential information or trade secret of any former employer of any such person.

(k) All Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form that is (i) used by the Company or a Subsidiary and material to the operation of the business of the Company or any Subsidiary or (ii) currently manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary. With respect to Software that is licensed from a third party, the representations in this Section 3.14(k) are made only to the Company’s and its Subsidiaries’ knowledge.

(l) The Company and its Subsidiaries have obtained all approvals and agreements necessary or reasonably appropriate for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

SECTION 3.15 Taxes.

(a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. All Tax Returns were or will be (in the case of Tax Returns not yet filed) complete and correct in all material respects. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through September 30, 2003 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after September 30, 2003, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since September 30, 2003 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld by the Company. To the knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2002 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No written notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of

Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2000, December 31, 2001 and December 31, 2002 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

SECTION 3.16 Vote Required. The only vote of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock in favor of the approval of this Agreement and the Merger. The shares of Company Common Stock subject to the Voting Agreements are sufficient to secure the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock in favor of the approval of this Agreement and the Merger.

SECTION 3.17 Assets; Absence of Liens and Encumbrances. The Company and each Subsidiary own, lease or have the legal right to use all of the material assets and properties, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), currently used in the conduct of the business of the Company or such Subsidiary (all such properties and assets being the “Assets”). The Company and each Subsidiary has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (a) Liens for Taxes that are not yet due and payable or that are otherwise not material; (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens; and (d) Liens that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby. The equipment of the Company and the Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18 Owned Real Property. The Company does not own any real property.

SECTION 3.19 Certain Interests.

(a) No holder of greater than 5% of the voting power of the Company or its affiliates or any officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, distributor or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii) has any claim or cause of action against the Company or any Subsidiary; or

(iv) has outstanding any indebtedness to the Company or any Subsidiary.

(b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither the Company nor any Subsidiary has any liability or any other obligation of any nature whatsoever to any Company Stockholder or any affiliate thereof or to any officer or director of the Company or any Subsidiary or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company or any Subsidiary is a party or is a beneficiary or named insured and (ii) any material claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid and the Company and each Subsidiary is otherwise in material compliance with the terms of such policies. Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company’s or any Subsidiary’s ability to make a claim. Such insurance policies are in full force and effect. Since the date of adoption of such policies, neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy or (ii) refusal of any coverage or rejection of any claim under any insurance policy.

SECTION 3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Subsidiary, any material acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted.

SECTION 3.22 Brokers. Except for Wedbush Morgan Securities (“Advisor”) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Advisor pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement.

SECTION 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the CCC will not apply to the Merger.

SECTION 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule contains a complete list of all customers who individually accounted for more than 5% of the Company’s consolidated gross revenues during the fiscal years ended December 31, 2002 and 2001 and for the nine months ended September 30, 2003. No customer listed on Section 3.24 of the Company Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or, to the Company’s knowledge, made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company’s or any Subsidiary’s services or products. No material supplier of the Company or any Subsidiary has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat to the Company or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with the Company or any Subsidiary. Neither the Company nor any Subsidiary has engaged in any fraudulent conduct to the detriment of any customer or supplier of the Company or any Subsidiary.

SECTION 3.25 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Reference Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Reference Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a last-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

SECTION 3.26 Accounts Receivable; Bank Accounts. All accounts receivable of the Company and the Subsidiaries reflected on the Reference Balance Sheet are valid receivables arising from bona fide transactions entered into in the ordinary course of business and, to the Company’s knowledge, are collectible when due, without setoff or counterclaim and net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company and the Subsidiaries that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and, to the Company’s knowledge, are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet. Section 3.26 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution.

SECTION 3.27 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

SECTION 3.28 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company and the Subsidiaries with parties other than Parent and Merger Sub.

SECTION 3.29 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 3.29 of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 3.29 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Annual Financial Statements and the Interim Financial Statements and to the Company’s knowledge, there is no reason why such expenses should materially increase as a percentage of sales in the future.

SECTION 3.30 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or each Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting.

SECTION 3.31 Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action, other than an action expressly contemplated by this Agreement or the Escrow Agreements (any such action, a “Contemplated Action”), that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code.

Neither the Company nor any Subsidiary is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 3.32 No Misstatements. To the Company’s knowledge, no representation or warranty made by the Company or any Subsidiary in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain, when taken as a whole, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) and (ii) the Parent SEC Reports (as defined in Section 4.05). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is reasonably apparent, upon a reading of such disclosure, that the disclosure would also qualify or apply to such other section.

SECTION 4.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Parent in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole; provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or could reasonably be expected to be, a Parent Material

Adverse Effect: any events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (a) any changes in general economic or business conditions that do not materially disproportionately impact Parent and its subsidiaries, taken as a whole, (b) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not materially disproportionately impact Parent and its subsidiaries, taken as a whole, (c) the announcement or pendency of the Merger, (d) any decline in the trading price of Parent Common Stock, (e) any adverse change in the United States securities market or (f) any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date.

(a) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and the CCC). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.0001 per share, of Parent (“Parent Preferred Stock”). As of October 15, 2003, (i) 10,437,266 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (ii) 2,045,015 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.

(b) As of October 15, 2003, except for outstanding options referred to in clause (ii) of the second sentence of Section 4.03(a), there are no outstanding options,

warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the DGCL and the CCC, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The Nasdaq National Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.05 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 31, 2002 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

SECTION 4.06 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.07 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09 Tax Matters. Neither Parent nor Merger Sub nor any of their affiliates has taken or agreed to take any action, other than a Contemplated Action as defined in Section 3.31, that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 4.10 Offering Valid. Assuming the accuracy of the representations and warranties contained in the Stockholder Certificates, the shares of Parent Common Stock to be issued pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

ARTICLE II

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company agrees, and shall cause each Subsidiary (except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed), to carry on its business in the ordinary course of business consistent with past practices and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except pursuant to the terms of options or warrants outstanding on the date of this Agreement;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except for (i) the sale of products in the ordinary course of business consistent with past practices, and (ii) in the ordinary course of business consistent with past practices with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party and except to the extent required to complete the Merger;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof;

(g) institute or settle any Legal Proceeding;

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for advances to employees in the ordinary course of business consistent with past practices;

(i) authorize any capital expenditure in excess of $5,000 individually or $25,000 in the aggregate;

(j) enter into any lease or contract for the purchase of any property, real or personal, in excess of $5,000 individually or $25,000 in the aggregate, except for purchases of inventory in the ordinary course of business consistent with past practices;

(k) waive or release any material right or claim;

(l) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans, except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;

(o) amend or terminate any Material Contract;

(p) enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;

(q) enter into any contract or agreement material to the business, results of operations or financial condition of the Company, except for such contracts or agreements that are otherwise permitted (or specifically excepted) by this Section 5.01;

(r) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise);

(s) take any action with respect to accounting policies, principles or procedures;

(t) except as required under U.S. GAAP, make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action other than in the ordinary course of business that would have the effect of increasing the Tax liability of the Company or any Subsidiary or Parent;

(u) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Software granted to customers of the Company or any Subsidiary to whom the Company or any Subsidiary licenses such Software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof or (v) disclose, permit access to, license or otherwise convey all or any part of the Source Materials to any third party;

(v) make (or become obligated to make) any bonus payments to any of its officers or employees;

(w) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(x) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(y) knowingly take any action or fail to take any action that would cause there to be a Company Material Adverse Effect;

(z) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(aa) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate; or

(bb) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (aa) above.

SECTION 5.02 Litigation. During the Pre-Closing Period, the Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

SECTION 5.03 Notification of Certain Matters. During the Pre-Closing Period, Parent shall give prompt notice to the Company, including any update to the Parent Disclosure Schedule, if applicable, and the Company shall give prompt notice to Parent, including any update to the Company Disclosure Schedule, if applicable, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE III

ADDITIONAL AGREEMENTS

SECTION 6.01 Company Stockholder Approval; Exemption from Registration.

(a) As promptly as practicable, and in accordance with applicable Law, the Company’s Articles of Incorporation and Bylaws, the Company shall convene a meeting of its stockholders or solicit written consents from its stockholders to obtain their approval of this Agreement and the Merger. The Company shall ensure that the stockholders’ meeting is called, noticed, convened and held, and that all proxies or written consents are solicited and obtained from the Company Stockholders, in compliance with applicable Law, the Company’s Articles of Incorporation and Bylaws, and all other applicable legal requirements. The Company agrees to use its commercially reasonable efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law and the Company’s Articles of Incorporation and Bylaws to effect the Merger.

(b) Each of the parties hereto acknowledge that the shares of Parent Common Stock issued to the Company Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that the shares of Parent Common Stock may be issued pursuant to such private placement exemption.

SECTION 6.02 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated September 12, 2003 (the “Non-Disclosure Agreement”), between the Company and Parent. Notwithstanding anything herein, in the Non-Disclosure Agreement or in any other agreement among the parties to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and, from and after the date of execution of this Agreement, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.03 No Solicitation of Transactions.

(a) During the Pre-Closing Period, the Company’s officers and directors and the Principal Stockholders will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) A “Competing Transaction” means any of the following involving the Company or any Subsidiary (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, issuance, transfer or other disposition of a material portion of the assets or equity securities of such party; or (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party.

SECTION 6.04 Employee Benefits Matters.

(a) All employees of the Company and the Subsidiaries who accept employment with Parent (the “Company Employees”) shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs and by applicable law, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s and each Subsidiary’s benefit plans. If Parent implements a matching contribution feature under its 401(k) plan, it shall give all Company Employees credit for service with the Company for purposes of vesting the matching contributions to the same extent it does so for Parent’s current employees. From and after the Effective Time, Parent shall (a) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (b) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made to the extent permissible under such plans. The cash value of any earned but unused vacation time accrued by Company Employees at Closing will be paid to each Company Employee at Closing. Following the Closing and for a period of up to six months following the Closing, Company Employees will be allowed to take the vacation set forth on Schedule 6.04 of the Company Disclosure Schedule and unpaid vacation time to the extent that they had earned but unused vacation time with the Company on the Closing Date, provided the vacation otherwise complies with Parent’s vacation policy and subject to any requisite manager approval pursuant to Parent’s vacation policy.

(b) Simultaneously with the execution of this Agreement, Parent has entered into an employment agreement (the “Employment Agreement”) and a non-competition agreement (the “Non-Competition Agreement”) with Vilis Ositis.

(c) The Company take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.

SECTION 6.05 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable commercial efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary under applicable

Law or otherwise to consummate and make effective the Merger, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Notwithstanding anything to the contrary in Section 6.05(a), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect and (ii) neither the Company nor any Subsidiary shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.

(c) During the Pre-Closing Period, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 6.06 Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, in each case, other than a Contemplated Action (as defined in Section 3.31), which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, in each case other than a Contemplated Action, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

SECTION 6.07 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, after the Effective Time, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.

SECTION 6.08 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and other transactions or agreements contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent and Merger Sub, shall be paid by Parent and (ii) if incurred by the Company (or its stockholders), shall be paid by the Company.

SECTION 6.09 Cooperation on Tax Matters.

(a) Parent, the Company and the Principal Stockholders shall cooperate fully, as and to the extent reasonably requested by any other party hereto (the “Requesting Party”), in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Requesting Party. Such cooperation shall include the retention and the provision of records and information which are reasonably identified by the Requesting Party as relevant to any such audit, litigation or other proceeding and making employees and/or the Principal Stockholder(s) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any period beginning before the Closing Date until the expiration of the statute of limitations and any extensions thereof of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Principal Stockholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Principal Stockholders so request, Parent or the Company, as the case may be, shall allow the Principal Stockholders to take possession of such books and records.

(b) Parent, the Company and the Principal Stockholders further agree, upon reasonable request by any other party hereto, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on such other party (including, but not limited to, with respect to the transactions contemplated by the Merger Agreement or the Escrow Agreements).

SECTION 9.10 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Articles of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents for any

Losses (as defined below) paid to a Parent Indemnified Party (as defined below) pursuant to Article IX of this Agreement. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(c) The rights of all past and present officers and directors of the Company under this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

SECTION 6.11 Reserved.

SECTION 6.12 Section 16 Relief. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Stock, and of options for Parent Common Stock upon conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of the Company Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.13 Stockholder Certificates. The Company shall use its commercially reasonable efforts to cause each Company Stockholder to execute and deliver to Parent prior to Closing a Stockholder Certificate.

SECTION 6.14 Reserved.

SECTION 6.15 Conversion Schedule. Section 6.15 of the Company Disclosure Schedule is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing the number of shares of Parent Common Stock and the amount of Cash to be issued to each holder of shares of Company Stock and each holder of Company Warrants, including the number of shares of Parent Common Stock and amount of Cash to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement (assuming no adjustment to the Aggregate Merger Consideration pursuant to Section 2.08). The Company and the Principal Stockholders shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”) based upon the Closing Company Certificate and shall deliver such schedule to Parent at Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the CCC and the Company’s Articles of Incorporation and Bylaws;

(b) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and no such Order shall be pending;

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Company in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) Approvals. Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(c) of the Company Disclosure Schedule or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Company Material Adverse Effect;

(d) Vote in Favor of the Merger. Stockholders holding at least 99% of the Company Stock outstanding immediately prior to the Effective Time must have voted such stock in favor of or consented in writing to the approval of this Agreement and the Merger;

(e) No Company Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have a Company Material Adverse Effect;

(f) Employment Agreement; Non-Competition Agreement. Both the Employment Agreement and the Non-Competition Agreement entered into with Vilis Ositis shall be in full force and effect and neither shall have been anticipatorily breached or repudiated by such individual.

(g) No Restraints. There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets in connection with the Merger;

(h) Issuance of Shares of Parent Common Stock. Each Company Stockholder shall have executed and delivered to Parent a Stockholder Certificate, which Stockholder Certificate confirms that such Company Stockholder is an “accredited investor” under Regulation D promulgated under the Securities Act.

(i) Escrow Agreements. Ositis shall have entered into the Escrow Agreements and the Escrow Agreements shall be in full force and effect;

(j) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to true and correct copies of the Company’s current Articles of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving this Agreement and the Merger;

(k) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) substantially in the forms attached hereto as Exhibit D and Exhibit E, respectively;

(l) Employees. Provided that each such employee shall be offered post closing employment in positions substantially similar to the position such employee currently holds with the Company, (i) each of the individuals set forth on Schedule 7.02(l)(i) and (ii) at least 8 of the individuals set forth on Schedule 7.02(l)(ii) shall be employed in good standing by the Company. In addition, provided that all offers satisfy the requirements set forth on Schedule 7.02(l), of the individuals set forth on Schedule 7.02(l)(iii) that have received offers of post-Closing employment with Parent all but two shall be employed in good standing by the Company and shall have accepted offers of post-Closing employment with Parent; provided, however, that if Parent offers employment only to 5 or fewer of the individuals set forth on Schedule 7.02(l)(iii), then all but one shall be employed in good standing by the Company and shall have accepted offers of post-Closing employment with Parent; provided further that Parent shall offer employment to no less than 2 of the individuals set forth on Schedule 7.02(l)(iii);

(m) Board and Officer Resignations. The Company shall have received written letters of resignation from each of the current members of the Board of Directors and officers of the Company and each Subsidiary, in each case effective at the Effective Time;

(n) Amendment of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that the agreements set forth on Schedule 7.02(n) shall have been amended prior to the Closing Date; and

(o) Termination of 401(k) Plan. The Company shall have terminated the 401(k) Plan effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided to Parent executed resolutions of the Board of Directors of the Company authorizing the termination of the 401(k) Plan.

(p) Belgian Subsidiary. Ositis shall sell the one share he owns of Ositis Europe, B.V.B.A. (the “European Share”) to an entity to be determined by Parent. The Company shall, and the Company shall cause, Ositis Software Riga, SIA to purchase the European Share upon Parent’s request. Ositis and the Company shall cooperate with Parent in the sale the European Share.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall betrue and correct, and each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(c) No Parent Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Stockholder Debt. Parent shall have repaid in full the principal and accrued interest of the promissory notes issued to the Principal Stockholders by the Company in the aggregate principal amount of $318,750, $106,250, $100,000 and $100,000 and the Principal Stockholders shall be released from the Commercial Guaranties, dated October 4, 2001, with Fremont Bank and the Lease Purchase Guaranties dated September 26, 2000, with Bank of America.

(e) Transaction Expenses. Parent shall have paid to Advisor and to Cooley Godward LLP any Company Transaction Expenses that have not been previously paid to such party; and

(f) Escrow Agreements. Parent shall have entered into the Escrow Agreements and the Escrow Agreements shall be in full force and effect.

(g) Employment Agreement. The Employment Agreement entered into with Vilis Ositis shall be in full force and effect.

(h) Registration Rights Agreement. The Amended and Restated Registration Rights Agreement in the form previously provided to the Company shall have been validly amended and shall be in full force and effect.

(i) Nasdaq. Parent shall have made any required filing with or notification to The Nasdaq National Market.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time priorto the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before November 30, 2003; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before November 30, 2003;

(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any material portion of the business of the Company as a result of the Merger or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

(d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Sections 7.02(a) and 7.02(b) could not be satisfied (“Terminating Company Breach”); provided, however, that Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company; or

(e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Sections 7.03(a) and 7.03(b) could not be satisfied (“Terminating Parent Breach”); provided, however, that the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) this Section 8.02, Section 6.02(b), Section 6.08 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Survival of Representations and Warranties. The representations and warranties of the Company and the Company Stockholders contained in this Agreement and the Stockholder Certificates and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of twelve (12) months. The representations and warranties of Parent contained in the Acquisition Documents shall not survive beyond the Effective Time. Neither the period of survival nor the liability of a party hereto with respect to representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of a party hereto or by any actual, implied or constructive knowledge or notice of any facts or circumstances that a party hereto may have as a result of any such investigation or otherwise. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent or Merger Sub to Ositis (as set forth in the Escrow Agreements), then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

SECTION 9.02 Indemnification by Ositis. (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by Ositis for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims but excluding special, indirect consequential, exemplary and punitive damages) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty (for purposes of determining Losses only, without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Company or any Company Stockholder in the Acquisition Documents;

(ii) the breach of any covenant or agreement made by the Company or any Company Stockholder in the Acquisition Documents; or

(iii) Losses pursuant to that certain engagement letter between Ositis and Broadview International LLC, dated September 27, 2001.

(b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.

(c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies and (B) claims based on fraud or willful misconduct, the indemnification provided in this Article IX, which indemnification shall be satisfied exclusively by the Escrow Fund, shall be the sole and exclusive post-Closing remedy available to the Parent Indemnified Parties against Ositis for any Losses. In addition, notwithstanding anything to the contrary contained in this Agreement but other than with respect to a payment to Parent out of the Escrow Fund pursuant to the provisions of Sections 2.08(e) and 9.02(a)(iii), Ositis shall have no liability for any Losses pursuant to this Article IX until the total of all Losses for which Parent Indemnified Parties are entitled to indemnification pursuant to Section 9.02 exceeds $25,000 in the aggregate, and then only for that amount by which such Losses exceed $25,000. For avoidance of doubt, the immediately preceding sentence shall not apply to any claim made by Parent in accordance with (i) Section 2.08(e) relating to a Company Net Working Capital Shortfall, a Company Transaction Expenses Excess or a Company Debt Excess and (ii) Section 9.02(a)(iii).

(d) By virtue of their approval of this Agreement and the Merger, the Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation made by the Company or any Company Stockholder in the Acquisition Documents, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(e) Notwithstanding anything herein to the contrary, the Company’s representations and warranties contained in Article III of this Agreement shall, for purposes of the Company’s indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date) without regard to the exceptions set forth in the certificates delivered in connection with Section 7.02(a).

SECTION 9.03 Indemnification Procedures.

(a) For purposes of this Section 9.03, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”.

(b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party

Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party reasonably prompt notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreements with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the reasonable judgment of the Indemnified Party after consultation with counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld or delayed), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the Escrow Fund.

(d) In the event that the Indemnifying Party fails, elects not to or is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.03(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate, and the Indemnified Party shall keep the Indemnifying Party reasonably apprised of the status of such Third Party Claim. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. The Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in accordance with the following: If the total amount of Losses that may result from the Third Party Claim (as reasonably determined by the Indemnified Party after consultation with counsel), including any legal, accounting or other expenses expected to be incurred in connection with defending or prosecuting such claim (collectively, the “Claim Losses”), exceeds the then current value of the Escrow Fund, or if any such Third Party Claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, then, after giving written notice thereof to the Indemnifying Party, the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as such Indemnified Party may reasonably deem appropriate (after consultation with counsel), and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement. If (but only for so long as) the then current value of the Escrow Fund exceeds the expected Claim Losses relating to such Third Party Claim (and provided that such Third Party Claim does not seek any injunctive or other equitable relief), then the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim only with the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund in accordance with the Escrow Agreements for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP) in accordance with the Escrow Agreements.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)	if to Parent or Merger Sub: Blue Coat Systems, Inc 650 Almanor Avenue Facsimile No.: (908) 582-8048 Attention: Robert Verheecke

with a copy to: Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, California 94025 Facsimile No.: (650) 321-2800 Attention: Daniel E. O’Connor, Esq.

(b)	if to the Company: Ositis Software, Inc. 6120 Stoneridge Mall Road, Suite 210 Pleasanton, CA 94588 Facsimile No.: (925) 225-8905 Attention: Vilis Ositis

with a copy to: Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, CA 94111 Facsimile No.: (415) 951-3699 Attention: Jamie E. Chung

(c)	if to the Principal Stockholders: Vilis Ositis c/o Blue Coat Systems 650 Almanor Avenue Sunnyvale, CA 94085 Facsimile No.: (408) 220-2250

SECTION 10.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in New York, New York.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(vi) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, and except as set forth in Sections 2.01, 2.02, 6.04 and 6.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 10.07 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California or the United States District Court for the Northern District of California and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

SECTION 10.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

S ECTION 10.09 Reserved.

SECTION 10.10 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

SECTION 10.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.14 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 10.15 Currency. All dollar amounts referenced herein are to lawful currency of the United States of America.

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Principal Stockholders has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

BLUE COAT SYSTEMS, INC.

By:
Brian NeSmith President and Chief Executive Officer

RIGA CORP.

By:
Robert Verheecke President and Chief Executive Officer

OSITIS SOFTWARE, INC.

By:
Vilis Ositis President

PRINCIPAL STOCKHOLDERS

Vilis Ositis

Liana Abele

SIGNATURE PAGE TO THE MERGER AGREEMENT

EXHIBIT A

Form of Voting Agreement

EXHIBIT B

Form of Stockholder Certificate

EXHIBIT C

Form of Stock Escrow Agreement

EXHIBIT C-1

Form of Cash Escrow Agreement

EXHIBIT D

Form of FIRPTA Notification Letter

EXHIBIT E

Form of FIRPTA Notice to IRS